                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under The Securities Exchange Act of 1934
                              (Amendment No. 1)(1)



                             Kensey Nash Corporation
                             -----------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    490057106
                                 --------------
                                 (CUSIP Number)

                                December 31, 2002
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_| Rule 13d-1(b)

             |_| Rule 13d-1(c)

             |X| Rule 13d-1(d)




--------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 490057106               SCHEDULE 13G

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Kenneth R. Kensey (1)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a) |_|
                                                                (b) |_|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
---------------------- ------- -------------------------------------------------
         NUMBER OF       5     SOLE VOTING POWER
          SHARES
       BENEFICIALLY            1,070,000 (See Item 4)
         OWNED BY      ------- -------------------------------------------------
           EACH          6     SHARED VOTING POWER
         REPORTING
          PERSON               0
           WITH        ------- -------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               1,070,000 (See Item 4)
                       ------- -------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               0
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,070,000 (See Item 4)
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
                                                                    |_|

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.9%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
--------- ----------------------------------------------------------------------

(1) Kenneth R. Kensey, as a Trustee of the Kenneth R. Kensey Revocable Trust, has voting power and investment power with respect to the shares held by such Trust.

CUSIP No. 490057106               SCHEDULE 13G

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Kenneth R. Kensey Revocable Trust
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a) |_|
                                                                (b) |_|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Pennsylvania
---------------------- ------- -------------------------------------------------
         NUMBER OF       5     SOLE VOTING POWER
          SHARES
       BENEFICIALLY            1,070,000 (See Item 4)
         OWNED BY      ------- -------------------------------------------------
           EACH          6     SHARED VOTING POWER
         REPORTING
          PERSON               0
           WITH        ------- -------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               1,070,000 (See Item 4)
                       ------- -------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               0
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,070,000 (See Item 4)
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
                                                                    |_|

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.9%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          OO
--------- ----------------------------------------------------------------------

CUSIP No. 490057106               SCHEDULE 13G

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Harland W. Johnson (1)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a) |_|
                                                                (b) |_|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
---------------------- ------- -------------------------------------------------
         NUMBER OF       5     SOLE VOTING POWER
          SHARES
       BENEFICIALLY            1,070,000 (See Item 4)
         OWNED BY      ------- -------------------------------------------------
           EACH          6     SHARED VOTING POWER
         REPORTING
          PERSON               0
           WITH        ------- -------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               1,070,000 (See Item 4)
                       ------- -------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               0
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,070,000 (See Item 4)
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
                                                                    |_|

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.9%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
--------- ----------------------------------------------------------------------

(1) Harland W. Johnson, as a Trustee of the Kenneth R. Kensey Revocable Trust, has voting power and investment power with respect to the shares held by such Trust.

Item 1(a)     Name of Issuer:

              Kensey Nash Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:

              55 East Uwchlan Ave, Suite 204
              Exton, PA  19341

Item 2(a)     Name of Person Filing:

              Kenneth R. Kensey Revocable Trust
              Kenneth R. Kensey
              Harland W. Johnson

Item 2(b)     Address of Principal Business Offices:

              Trust, Kensey and Johnson:
              c/o Rheologics, Inc.
              15 E. Uwchlan Avenue, Suite 414
              Exton, PA  19341

Item 2(c)     Citizenship:

              Kensey Trust:  Pennsylvania
              Kensey and Johnson:  U.S.A.

Item 2(d)     Title of Class of Securities:

              Common Stock, par value $.001 per share

Item 2(e)     CUSIP Number:

              490057106

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a) [_] Broker or dealer registered under Section 15 of the
                      Exchange Act

              (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act

              (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act

              (d) [_] Investment company registered under Section 8 of the
                      Investment Company Act

              (e) [_] An investment adviser in accordance with
                      Rule 13d-1(b)(1)(ii)(E)

              (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

              (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

              (h) [_] A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act

              (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

              (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

              This Amendment No. 1 to Schedule 13G is filed by the undersigned to amend and supplement the Schedule 13G filed on February 14, 1996 relating to the common stock, $.001 par value per share, of Kensey Nash Corporation, a Delaware corporation.

Item 4        Ownership.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a) Amount beneficially owned: 1,070,000 (1)

              (b) Percent of class: 9.9% (2)

              (c) Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:
                        1,070,000 (1)

                  (ii)  Shared power to vote or to direct the vote:
                        -0-

                  (iii) Sole power to dispose or to direct the disposition of:
                        1,070,000 (1)

                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

(1) The 1,070,000 shares are beneficially owned by the Kenneth R. Kensey Revocable Trust, a trust for the benefit of Kenneth R. Kensey and his spouse, of which Kenneth R. Kensey and Harland W. Johnson are Trustees. Each of Messrs. Kensey and Johnson individually has voting power and investment power with respect to the shares beneficially owned by the Trust.

The Kenneth R. Kensey Revocable Trust has entered into three "zero cost collar" arrangements pursuant to which covered call options were written and put options were purchased. Only one of the call and put options can be in-the-money on the expiration date, at which time the in-the-money option will be exercised (and settled for cash), and the other option will expire. If neither option is in-the-money on the expiration date, both options expire. As previously disclosed in Form 4 filings, the basic terms of the call and put options are as follows:

------------------------------------------------------------------------------------------------------------------------------------
 Title of       Conversion   Transaction     Number of Derivative    Date Exercisable and    Amount of    Price of       Number of
Derivative          or          Date       Securities Acquired (A)     Expiration Date      Underlying   Derivative     Derivative
 Security        Exercise                     or Disposed of (D)       (Month/Day/Year)     Securities    Security      Securities
                 Price of    (Month/Day/                                                                               Beneficially
                Derivative      Year)                                                                                      Owned
                 Security                                                                                                Following
                                                                                                                         Reported
                                                                                                                      Transaction(s)
                                                                     --------------------------------------------------------------

                                                                        Date      Expiration
                                           -----------------------   Exercisable     Date
                                              (A)          (D)
------------------------------------------------------------------------------------------------------------------------------------
Cashless Collar- $14.3198      2/22/01                   150,000      3/15/04      3/15/04    150,000      $2.95          150,000
  Call Option
(obligation to
     sell)
------------------------------------------------------------------------------------------------------------------------------------
Cashless Collar- $ 9.9137      2/22/01      150,000                   3/15/04      3/15/04    150,000      $2.95          150,000
   Put Option
(right to sell)
------------------------------------------------------------------------------------------------------------------------------------
Cashless Collar- $14.7497      3/13/01                   150,000      5/13/04      5/13/04    150,000      $3.07          150,000
   Call Option
 (obligation to
      sell)
------------------------------------------------------------------------------------------------------------------------------------
Cashless Collar- $10.2113      3/13/01      150,000                   5/13/04      5/13/04    150,000      $3.07          150,000
   Put Option
 (right to sell)
------------------------------------------------------------------------------------------------------------------------------------
Cashless Collar- $16.1733      5/17/01                   100,000      8/17/04      8/17/04    100,000      $3.15          100,000
   Call Option
 (obligation to
      sell)
------------------------------------------------------------------------------------------------------------------------------------
Cashless Collar- $11.1969      5/17/01      100,000                   8/17/04      8/17/04    100,000      $3.15          100,000
   Put Option
 (right to sell)
------------------------------------------------------------------------------------------------------------------------------------

(2) Calculated on the basis of 10,759,068 shares of Common Stock outstanding on October 31, 2002, according to the Form 10-Q of Kensey Nash Corporation filed November 14, 2002.

Item 5        Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

Item 6        Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable

Item 8        Identification and Classification of Members of the Group.

              Not applicable

Item 9        Notice of Dissolution of Group.

              Not applicable

Item 10       Certification.

              Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: February 14, 2003                      /s/ Kenneth R. Kensey, Trustee
                                              ------------------------------
                                                  Kenneth R. Kensey, Trustee


Dated: February 14, 2003                      /s/ Harland W. Johnson, Trustee
                                              -------------------------------
                                                  Harland W. Johnson, Trustee


Dated: February 14, 2003                      KENNETH R. KENSEY REVOCABLE TRUST

                                              /s/ Kenneth R. Kensey, Trustee
                                              -------------------------------
                                                  Kenneth R. Kensey, Trustee